Exhibit 10.12

Michael J. Giannini 5409 Fire Pink Way Raleigh, NC 27613	January 22, 2002

Dear Mike,

This will confirm our offer of employment as Vice President of Human Resources for Voyager, commencing Monday, January 28, 2002. In that position, you will have broad responsibility for our human resource functions and will develop our employee policies and procedures, benefit packages and ongoing training programs.

Your salary will be $100,000 per year, payable on the 15th and 30th of each month. Your salary will be subject to review annually. In addition, your salary will be increased to $150,000 in the event we raise at least $5,000,000 in financing from venture capital firms or other institutional investors and will be increased to at least $175,000 in the event we raise at least $10,000,000 in financing from such investors or in the event of an initial public offering by Voyager.

Also, upon commencement of your employment, you will be granted a stock option to purchase 15,000 shares of Voyager common stock at $2.50 per share. Your option will vest 20% per year over five years on the anniversary of your start date. You will also be eligible for additional annual grants under our Stock Option Plan, as determined by our Board of Directors.

In addition, you will be entitled to participate in other employee benefits available to our employees generally, including health insurance and, when instituted, life insurance and 401k programs.

As a valued senior executive, you also have a current opportunity to purchase Voyager common stock at $2.50 per share. You should touch base with Dave Corcoran if you would like to follow up on this opportunity.

Mike, I’m sure you realize this is a ground floor opportunity and that this position offers tremendous growth potential. We look forward to having you as part of our team and to the exciting challenges ahead.

Please indicate your acceptance of our offer by signing and returning to me a duplicate of this letter.

Sincerely,

/s/ Patrick S. Smith
Patrick S. Smith
President

ACCEPTED:

/s/ Michael J. Giannini
Michael J. Giannini

8540 Colonnade Center Drive, Suite 409

Raleigh, North Carolina 27615

(919) 846-4880 • fax (919) 846-4881